                                                                       EXHIBIT 2


                                ESCROW AGREEMENT

     This Escrow Agreement ("Agreement") is made and entered into as of May 7, 2001, by and among Caldera International, Inc., a Delaware corporation ("Newco"), Caldera Systems, Inc., a Delaware corporation including for all purposes Caldera Surviving Corporation ("Caldera"), The Santa Cruz Operation, Inc., a California corporation ("SCO") and Wells Fargo Bank West, N.A. (the "Escrow Agent").

                                    RECITALS

     A. Newco, Caldera, and SCO have entered into that certain Agreement and Plan of Merger and Reorganization dated as of August 1, 2000 (as amended, the "Reorganization Agreement"), pursuant to which, among other things, (i) Caldera will merge with a subsidiary of Newco, with Caldera being the surviving corporation (the "Caldera Surviving Corporation") and all outstanding Caldera securities will be exchanged for shares of common stock of Newco ("Newco Common Stock"), and (ii) SCO will contribute to Newco certain assets and the stock of certain of its subsidiaries in consideration for the issuance to SCO of certain shares of Newco Common Stock.

     B. The Reorganization Agreement contemplates the establishment of an escrow arrangement to secure certain of the indemnification and other obligations of SCO under the Reorganization Agreement.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

      1.  Defined Terms.  Capitalized terms used in this Agreement and not
          -------------
otherwise defined shall have the meanings given to them in the Reorganization Agreement, a copy of which is attached hereto as Exhibit A.
                                                 ---------

      2.  Escrow and Indemnification.
          ---------------------------

          (a)  Shares and Stock Powers Placed in Escrow. At the Effective Time,
               ----------------------------------------
or as soon thereafter as reasonably possible: (i) Newco shall issue a certificate for 1,600,000 shares of Newco Common Stock registered in the name of SCO, evidencing the shares of Newco Common Stock to be held in escrow in accordance with this Agreement and the Reorganization Agreement and (ii) SCO shall deliver to the Escrow Agent an original "assignment separate from certificate" (the "Stock Power") endorsed by SCO in blank, in the form attached hereto as Exhibit B. SCO has agreed in the Reorganization Agreement to indemnify
          ---------
and hold harmless Newco and Caldera from and against certain Losses and Taxes. The shares of Newco Common Stock being held in escrow pursuant to this Agreement and the Reorganization Agreement (the "Escrow Shares") shall constitute an escrow fund (the "Escrow Fund") with respect to the indemnification obligations of SCO under the Reorganization Agreement and shall be security for such indemnity obligation, subject to the limitations, and in the manner provided, in this Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of SCO or of any party hereto. The

Escrow Agent agrees to accept delivery of the Escrow Fund and the Stock Power and to hold the Escrow Fund and Stock Power in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

          (b)  Voting of Escrow Shares. SCO shall be entitled to exercise all
               -----------------------
voting rights with respect to such Escrow Shares.

          (c)  Dividends, Etc. Newco, Caldera and SCO agree among themselves,
               --------------
for the benefit of Newco and the Escrow Agent, that any securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to SCO, but rather shall be distributed to and held by the Escrow Agent in the Escrow Account. Ordinary cash dividends will be paid by Newco directly to SCO and not to the Escrow Agent. Unless and until the Escrow Agent shall actually receive such additional securities or other property, it may assume without inquiry that the Escrow Shares currently being held by it in the Escrow Account are all that the Escrow Agent is required to hold. At the time any Escrow Shares are required to be released from the Escrow Account to any Person pursuant to this Agreement, any securities or other property previously received by the Escrow Agent in respect of or in exchange for such Escrow Shares shall be released from the Escrow Account to such Person.

          (d)  Transferability. The interests of SCO in the Escrow Account and
               ---------------
in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Newco, Caldera and the Escrow Agent shall have received written notice of such transfer.

          (e)  Fractional Shares. No fractional shares of Newco Common Stock
               -----------------
shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Escrow Shares from the Escrow Account, Newco, Caldera and the Escrow Agent shall "round down" in order to avoid retaining any fractional share in the Escrow Account and in order to avoid releasing any fractional share from the Escrow Account. When shares are "rounded down," no cash-in-lieu payments need to be made.

      3.  Administration of Escrow Account. Except as otherwise provided herein,
          --------------------------------
the Escrow Agent shall administer the Escrow Account as follows:

          (a)  Claim Procedure. If any Person that is entitled to
               ---------------
indemnification, compensation or reimbursement under Section 10 or Section 12 of
                                                     ----------    ----------
the Reorganization Agreement (an "Indemnitee") has or claims to have incurred or suffered Losses or Taxes for which it is or may be entitled to indemnification, compensation or reimbursement under Section 10 or Section 12 of the Reorganization Agreement, such Indemnitee may, on or prior to the first anniversary of the Effective Time (the "Termination Date"), deliver a claim notice (a "Claim Notice") to SCO and the Escrow Agent. Each Claim Notice shall state that such Indemnitee believes that there is or has been a breach of a representation, warranty or covenant contained in the Reorganization Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under Section 10 or Section 12 of the Reorganization Agreement and contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a non-binding, preliminary estimate of the amount of Losses or Taxes such Indemnitee claims to have so incurred or suffered (the "Claimed Amount").

          (b)  Response Notice. Within twenty (20) business days after receipt
               ---------------
by SCO of a Claim Notice, SCO may deliver to the Indemnitee who delivered the Claim Notice and to the Escrow Agent a written response (the "Response Notice") in which SCO: (i) agrees that a whole number of Escrow Shares having a Total Value (as defined below) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee; (ii) agrees that Escrow Shares having a Total Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnitee; or (iii) indicates that no part of the Claimed Amount may be released from the Escrow Account to the Indemnitee. Any part of the Claimed Amount that SCO does not agree should be released to the Indemnitee shall be the "Contested Amount." If a Response Notice is not received by the Escrow Agent within such twenty (20) business day period, then SCO shall be deemed to have agreed that Escrow Shares having a Total Value equal to the full Claimed Amount may be released to the Indemnitee from the Escrow Account.

          (c)  Full Agreement as to Claimed Amount. If SCO delivers a Response
               -----------------------------------
Notice agreeing that Escrow Shares having a Total Value equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, or if SCO does not deliver a Response Notice in accordance with Section (a)(b), the Escrow Agent shall promptly following the receipt of the Response Notice (or, if the Escrow Agent has not received a Response Notice, promptly following the expiration of the twenty (20) business day period referred to in Section
(a)(b)), deliver to such Indemnitee such number of Escrow Shares. Such payment shall be deemed to be made in full satisfaction of the claim described in such Claim Notice, provided, however, that if such claim involves ongoing Losses or Taxes, then such payment shall be deemed to be made in full satisfaction only of the Losses or Taxes, as the case may be, incurred as of the date specified in such Claim Notice.

          (d)  Partial Agreement as to Claimed Amount. If SCO delivers a
               --------------------------------------
Response Notice agreeing that Escrow Shares having a Total Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to such Indemnitee the number of Escrow Shares having a Total Value equal to the Agreed Amount.

          (e)  Settlement. If SCO delivers a Response Notice indicating that
               ----------
there is a Contested Amount, SCO and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and SCO shall resolve such dispute, such resolution shall be binding on SCO and all of the Indemnitees and a settlement agreement shall be signed by the Indemnitee and SCO and sent to the Escrow Agent, who shall, upon receipt thereof, if applicable, release Escrow Shares from the Escrow Account in accordance with such agreement.

          (f)  Arbitration. If SCO and the Indemnitee are unable to resolve the
               -----------
dispute relating to any Contested Amount within thirty (30) business days after the delivery of the Response Notice, then the claim described in the Claim Notice shall be settled by binding arbitration in [the County of Santa Clara in the State of California] in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Arbitration will be conducted by three (3) arbitrators; one (1) selected by the Indemnitee, one (1) selected by SCO and the third selected by the first two arbitrators. If the Indemnitee or SCO fails to select an arbitrator prior to the expiration of the thirty (30) business day period referred to in the first sentence of this Section 3(f), then the other shall be entitled to select the second arbitrator. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within sixty (60) calendar days after the appointment of the last of the three arbitrators and to use all reasonable efforts to cause the arbitrators' decision to be furnished within ninety five (95) calendar days after the appointment of the last of the three arbitrators. The parties further agree that discovery shall be completed at least twenty (20) business days prior to the date of the arbitration hearing. The arbitrators' decision shall relate solely to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover. The final decision of the arbitrators shall be furnished to SCO, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon SCO, the Indemnitee and the Escrow Agent and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable legal fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses). For purposes of this Section 3(f), the non-prevailing party shall be deemed to be the Indemnitee if it is entitled to recover less than fifty percent (50%) of the Claimed Amount; otherwise it shall be SCO. Any amounts payable by SCO shall be paid out of Escrow Shares, after payment of any amounts then payable to Indemnitees.

          (g)  Release of Escrow.  The Escrow Agent shall release Escrow Shares
               -----------------
from the Escrow Account in connection with any Contested Amount as soon as reasonably possible after delivery to it of: (i) a copy of a settlement agreement executed by the Indemnitee and SCO setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount or (ii) a copy of the award of the arbitrators referred to and as provided in Section 3(f) setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount.

      4.  Release of Escrow Shares.
          --------------------------

          (a)  Newco Common Stock Transfer Agent. The Escrow Agent is not the
               ---------------------------------
stock transfer agent for the Newco Common Stock. Accordingly, if a distribution of a number of shares of Newco Common Stock less than all of the Escrow Shares is to be made, the Escrow Agent shall requisition the appropriate number of shares from such stock transfer agent, delivering to it the appropriate stock certificates and related Stock Powers. For the purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Newco Common Stock to the Person entitled to it when the Escrow Agent has delivered such certificate and Stock Power to such stock transfer agent with instructions to deliver it to the appropriate Person. Distributions of Newco Common Stock shall be made to Newco or SCO, as appropriate, at the addresses described in Section 11(b).

          (b)  Distribution of Escrow Shares to SCO. As soon as reasonably
               ------------------------------------
possible after the Termination Date, the Escrow Agent shall distribute or cause the stock transfer agent for the Newco Common Stock to distribute to SCO the Escrow Shares then held in escrow; provided, however, that notwithstanding the foregoing, if, prior to the Termination Date, any Indemnitee has given a Claim Notice containing a claim which has not been resolved prior to the Termination Date in accordance with Section 3, the Escrow Agent shall retain in the Escrow Account after the Termination Date Escrow Shares having a Total Value equal to one hundred ten percent (110%) of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims that have not then been resolved.

      5.  Valuation of Escrow Shares, Etc.
          ----------------------------------

          (a)  Total Value. With respect to any specified number of Escrow
               -----------
Shares, the Total Value of such Escrow Shares shall be determined by multiplying such number of Escrow Shares by the Caldera Closing Price.

(b)  Stock Splits.  All numbers contained in, and all calculations required to
     ------------
be made pursuant to, this Agreement shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Newco after the date hereof; provided, however, that the Escrow
                                         -----------------
Agent shall have received notice of such stock split, reverse stock split, stock dividend or similar transaction and shall have received the appropriate number of additional shares of Newco Common Stock or other property pursuant to Section 2(c) hereof. In the event of any such stock split, reverse stock split, stock dividend or similar transaction, Newco shall deliver to SCO and the Escrow Agent a notice setting forth the new number of Escrow Shares held in the Escrow Fund. Unless and until the Escrow Agent receives the certificates representing additional shares of Newco Common Stock or other property pursuant to Section 2(c), the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Escrow Shares.

     6.   Fees and Expenses. Upon the execution of this Agreement by all
          -----------------
parties heand the initial deposit of the Escrow Fund in the Escrow Account, fees and expenses, in accordance with Exhibit C attached hereto, will be payable to
                                 ---------
the Escrow Agent. This annual Escrow Agent fee will cover the first twelve months of the escrow. In accordance with Exhibit C attached hereto, the Escrow
                                         ---------
Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses, including those of its counsel, incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid equally by SCO on one side and Newco and Caldera on the other.

      7.  Limitation of Escrow Agent's Liability.
          ---------------------------------------

          (a)  Liability of Escrow Agent. The Escrow Agent undertakes to perform
               -------------------------
such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document notwithstanding their being referred to herein or attached hereto as an exhibit. The Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own willful misconduct or negligence. The Escrow Agent may rely on and use the Stock Power and shall not be liable in connection therewith. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

          (b)  Indemnification of Escrow Agent. Newco and SCO hereby agree to
               -------------------------------
indemnify the Escrow Agent, its officers, directors, employees and agents for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. This right of indemnification shall survive the termination of this Agreement, and the resignation of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by Newco and SCO.

      8.  Termination.  This Agreement shall terminate on the Termination Date
          -----------
or, if earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement; provided, however, that if the Escrow Agent has received from any Indemnitee a Claim Notice setting forth a claim that has not been resolved by the Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Shares have been released in accordance with this Agreement.

      9.  Successor Escrow Agent.  In the event the Escrow Agent becomes
          ----------------------
unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than thirty (30) calendar days after it is given to all parties hereto. Newco may appoint a successor Escrow Agent only with the consent of SCO (which consent shall not be unreasonably withheld or delayed). If the parties fail to agree on a successor Escrow Agent within such time, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Newco as to the transfer of the Escrow Fund to a successor escrow agent.

      10. Miscellaneous.
          -------------

          (a)  Attorneys' Fees. If any action or proceeding relating to this
               ---------------
Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          (b)  Notices. Any notice or other communication required or permitted
               -------
to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                       If to Escrow Agent:


                       Wells Fargo Bank West, N.A.
                       Corporate Trust and Escrow
                       Services
                       1740 Broadway, MAC
                       #C7301-024
                       Denver, CO  80274
                       Phone:  (303) 863-4884
                       Facsimile:  (303) 863-5645
                       e-mail: ethel.m.vick@wellsfargo.com
                       Attention:  Ethel M. Vick, Trust Officer

                       If to Caldera or Newco:

                       Caldera Systems, Inc.
                       240 West Center Street
                       Orem, Utah 84057
                       Facsimile: (801) 765-1313
                       Attention: Chief Executive Officer

                       with a copy (which shall not constitute notice) to:

                       Brobeck, Phleger & Harrison LLP
                       370 Interlocken Boulevard, Suite 500
                       Broomfield, Colorado 80209
                       Facsimile:  (303) 410-2199
                       Attention: John E. Hayes, III

                       If to SCO:

                       The Santa Cruz Operation, Inc.
                       425 Encinal
                       Santa Cruz, California 95061-1900
                       Facsimile: (831) 427-5424
                       Attention: Law and Corporate Affairs

                       with a copy (which shall not constitute notice) to:

                       Wilson, Sonsini, Goodrich & Rosati
                       650 Page Mill Road
                       Palo Alto, California 94304
                       Facsimile:  (650) 493-6811
                       Attention: Michael Danaher

          All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

          The Escrow Agent may assume that any Claim Notice, Response Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person if it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

          (c)  Headings. The bold faced headings contained in this Agreement are
               --------
for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          (d)  Counterparts. This Agreement may be executed in several
               ------------
counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          (e)  Governing Law; Venue.
               --------------------

                    (i)   Governing Law. This Agreement shall be construed in
                          -------------
accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

                    (ii)  Venue. The parties agree that any dispute regarding
                          -----
the interpretation or validity of, or otherwise arising out of this Agreement, shall be subject to the exclusive jurisdiction of the California State Courts in and for Santa Clara County, California or, in the event of federal jurisdiction, the United States District Court for the Northern District of California sitting in Santa Clara County, California, and each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts and not to seek the transfer of any case or proceeding out of such courts.


          (f)  Successors and Assigns. This Agreement shall be binding upon each
               ----------------------
of the parties hereto and each of their respective permitted successors and assigns, if any. SCO may not assign its rights under this Agreement without the express prior written consent of Newco and Caldera. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their permitted successors and assigns. This Agreement shall inure to the benefit of: SCO; Newco; Caldera; Escrow Agent and the respective successors and assigns, if any, of the foregoing.

          (g)  Waiver. No failure on the part of any Person to exercise any
               ------
power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (h)  Amendments. This Agreement may not be amended, modified, altered
               ----------
or supplemented other than by means of a written instrument duly executed and delivered on behalf of Newco, Caldera, the Escrow Agent and SCO.

          (i)  Severability. In the event that any provision of this Agreement,
               ------------
or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          (j)  Parties in Interest. None of the provisions of this Agreement is
               -------------------
intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

          (k)  Entire Agreement. This Agreement and the other agreements
               ----------------
referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

          (l)  Waiver of Jury Trial. Each of the parties hereto hereby
               --------------------
irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

          (m)  Tax Reporting Information and Certification of Tax Identification
               -----------------------------------------------------------------
Numbers. As a result of Section (c) hereof, the Escrow Fund will not generate
-------
any income. The Escrow Agent shall have no tax reporting obligations under this Agreement.

          (n)  Construction.
               --------------

                   (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                   (ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                   (iii) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."


                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                       SIGNATURE PAGE TO ESCROW AGREEMENT

     IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

                                            The SANTA CRUZ OPERATION, Inc.

                                            /s/ Steven M. Sabbath
                                            ------------------------------------
                                            By:  Steven M. Sabbath
                                                 -------------------------------
                                            Title:  Secretary
                                                    ----------------------------


                                            CALDERA INTERNATIONAL, Inc.


                                            /s/ Ransom H. Love
                                            ------------------------------------
                                            By:  Ransom H. Love
                                                 -------------------------------
                                            Title:
                                                    ----------------------------


                                            Caldera Systems, Inc.


                                            /s/ Ransom H. Love
                                            ------------------------------------
                                            By:  Ransom H. Love
                                                 -------------------------------
                                            Title:
                                                    ----------------------------


                                            WELLS FARGO BANK WEST, N.A.


                                            /s/ Ethel M. Vick
                                            ------------------------------------
                                            By:  Ethel M. Vick
                                            Title:  Trust Officer

                                   EXHIBIT B

                      ASSIGNMENT SEPARATE FROM CERTIFICATE


     FOR VALUE RECEIVED the Santa Cruz Operation sell(s), assign(s) and transfer(s) unto Caldera International, Inc. (the "Company"), 1,600,000 shares of the Common Stock of the Company standing in its name on the books of the Company represented by Certificate No. _____________________ herewith and do(es) hereby irrevocably constitute and appoint _____________________________ Attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:  ________________





                                     Signature
                                              ----------------------------------





Instruction: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate.

                                   Exhibit B

                            Escrow Fees and Expenses


                          WELLS FARGO BANK WEST, N.A.
                            CORPORATE TRUST SERVICES
                              ESCROW FEE SCHEDULE


Inception Fee

 .  $500

Annual Administration Fee*

  Minimum Annual Fee                       $2,000.00

Annual Subaccount Fee (if applicable)

  Per Subaccount                           $  500.00

Transaction Charges

Security Transactions                      $   25.00

Wire Transfers                             $   15.00

Receipts                                   $    5.00

Disbursements                              $    5.00

Preparing Interest Allocations             $  10.00/
                                         calculation

Preparing and Filing Taxpayer Reports
  Each 1099                                $   25.00
  Minimum Charge                           $  100.00


*Billed annually in advance; no proration.


Extraordinary Services

Additional reasonable compensation will be charged for extraordinary services based on our then current standard hourly charge. Extraordinary services include, but are not limited to, attending escrow closings, processing assignments of escrow interest, reviewing and accepting modifications or amendments to the escrow agreement, and letter of credit draws.

Reimbursables
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All out-of-pocket expenses incurred in the administration of the account, including, but not limited to, postage, telephone charges, insurance, photocopies, supplies, and legal fees, with the exception of legal fees incur red at the inception of the account, will be billed to the customer at cost.

Overdrafts

Any overdrafts at Wells Fargo Bank West caused by failed or incomplete wires of funds or failed or incomplete securities deliveries will be reimbursable to Wells Fargo Bank West at prime plus two percent (2%).